UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 23, 2013

VERITY CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-147367	38-3767357
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47184 258th Street, Sioux Falls, SD 57107

(Address of principal executive offices)

Registrant’s telephone number, including area code: (360) 473-1160

Copy of correspondence to:

Marc J. Ross, Esq.

Thomas A. Rose, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In December 2012, Verity Corp., formerly Aqualiv Technologies Inc., (the “Company”), entered into certain agreements with Sawmill Partners, LLC, a Washington state limited liability company (“Old Sawmill”), Amboy Equities, Inc., a New York corporation (“Amboy”), Fide Management, Inc., a New York corporation (“Fide”), and Virtu Consulting Services, Inc., a New York corporation (“Virtu”). Verity, Silverdale, Old Sawmill, Amboy, Fide, and Virtu shall be referred to as the “Debt Holders”. The agreements with the Debt Holders provided for the elimination of certain outstanding debt in exchange for the issuance on conversion of an aggregate of 900,000 post-split shares of common stock of the Company (the “Shares”). On July 23, 2012, the Company and the Debt Holders entered into an agreement pursuant to which the prior transactions were rescinded, the Shares were cancelled and debt in the aggregate principal amount of $72,000 was reinstated. The debt was reinstated to its original issuance date of February 5, 2009, bears interest at the rate of 6% per annum commencing August 1, 2013 and has a maturity date of January 15, 2014.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.01	Mutual Rescission of Note Conversions and Reinstatement of Debt Agreement, dated as of July 23, 2013, by and between Verity Corp., Sawmill Partners, LLC, Amboy Equities, Inc., Fide Management, Inc, and Virtu Consulting Services, Inc.

10.02	Form of Amended and Restated Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITY CORP.

Dated: July 25, 2013	By:	/s/ DUANE SPADER
Duane Spader
Chief Executive Officer and President